Exhibit 99.1

Conference Call
Held on
1:15 PST, Monday, November 20, 2006

FORWARD LOOKING STATEMENT

Good Afternoon. My name is Tom Williams. I am the CFO of Procera Networks.

During the course of this conference call, we will discuss with you some of the factors we currently anticipate may influence our results going forward. These forward-looking statements include express or implied statements regarding future operating results and business developments based on limited information available to us now, which is subject to change. We currently expect to provide guidance regarding our results going forward only during each quarterly financial conference call, and we do not plan to otherwise update that guidance. Actual results may differ materially from those stated or implied by the forward-looking statements we may make today. Such statements are subject to risks and uncertainties, including the risks discussed in the Risk Factors section of our 10-K filed with the Securities and Exchange Commission on March 31, 2006, and our 10-Q’s and other reports filed with the SEC from time to time.

I would now like to introduce John Liviakis, CEO of Liviakis Financial Communications - Procera’s Investor Relations company.

Hello everyone, John Liviakis of Liviakis Financial Communications.  As Tom has said we are the investor firm for Procera Networks, symbol PRNW.  Before I introduce management, I’d like to make just a brief comment.  Since I’ve been consulting to Procera, for several years now, back when it was venture capital stage, its particularly rewarding to me, to be a meaningful part of the company today.  To see, since the merger with Netintact, the company became, in my view point, the single most exciting young company that I’ve every had any affiliation with, and I mean that.  The world class technical team in Sweden, the very fine experienced US senior management, the now strong clean balance sheet, and the unusually low fixed cost profile, robust growth margins associated with software companies and most importantly a suite of products, which are superior to each and every competitor, so much so, that the customer retention remains at an unheard of 100% world wide rate and also sales wins over competition at an equally impressive rate.  Once a customer sees it, they more often than not buy it.   Therefore, it strikes me that the degree of success for PRNW will be in execution: of sales, marketing, VARs, distributors, and OEM’s, to rapidly reach global customer opportunity.  From our point of view, what our plans are, once the company continues to progress here, we’re going to be doing more and more investor awareness.  We’ll be doing, with the company, road shows and conferences and hopefully research coverage and then we are planning a listing upgrade when the company does qualify.  Now I’d like to introduce to you to company’s Chief.

Doug Glader

Good afternoon and thank you for joining us on this conference call today. My name is Doug Glader and I am the CEO of Procera Networks. I wanted to take a little of your time today to let you know how our merger with Netintact of Varberg Sweden is progressing. Then I will turn the call over to Mr. Tom Williams our CFO. He will give you an update on our quarterly numbers released after the close of the market today and provide some reasonable visibility on the level of business that was actually achieved during our third quarter, on a fully integrated basis. Tom will also define our expectations for the current quarter and for the growth that we see for the year ahead. Once the financials are explained, Tom will turn the meeting over to our Senior Vice President of Sales and Marketing, Mr. Gary Johnson. Gary will give you an update on our new, industry leading Packet Logic products, the markets we serve and the product positioning, and on some of this quarter’s sales successes and what he believes this means to our company in 2007.

First of all, I would tell you that the merger with Netintact is going very well. We have managed to integrate our teams faster than originally planned, do in large part to the very positive attitudes and skill fit with our newly integrated partners at Netintact. The quality of the people and the products are outstanding, and the industry leading capabilities of the Packet Logic product family have been well received by our initial North American customers. The product positioning in the new rapidly emerging market of network analysis and control, could not be better. As Gary will tell you there is a crisis emerging in our internet today as increasing bandwidth intensive applications like Sling Box and Youtube are consuming increasing portions of the available bandwidth, thereby impacting business application performance in a very negative way. These are just the beginning of a host of products that will be released in 2007 that will jam our business networks, unless Service Providers do something to control them.

The innovative engineering team at Netintact anticipated this market shift and designed the analysis and control capabilities of Packet Logic to effectively address and control these applications, thereby enabling the Service Providers to effectively monetize their network infrastructure investments, and further enabling the business subscribers to control the traffic for applications that are appropriate for their businesses. As a result of these industry leading features, the team at Netintact has dominated the sales to Service Providers in the Scandinavian Countries for the last eighteen months and has been successfully expanding into Europe, Australia and the Pacific Rim as their resources allowed. With the completion of the merger, we can now accelerate the sales into North America and the rest of the world, where we are very confident that we can duplicate the tremendous success that Netintact has enjoyed. We now have over 250 very solid customers ranging in size from the small ISP’s, up to one of the largest cable suppliers in Northern Europe, currently supplying triple play services of data, voice and video to over 450,000 of their 1.7 million subscribers and they are continuing to expand. It is interesting to note that this network infrastructure is made up primarily of Cisco and Packet Logic hardware and software, and we work incredibly well together. I also believe that it is noteworthy, that the strength and performance of our products have enabled us to replace most of our competitor’s products with customers, but to date, we have never been replaced by them.

As you have probably observed in our recent press releases, we have quickly established some very strong business relationships here in the United States with purchases resulting from an impressive 75%+ of the evaluation units that we have installed and demonstrated to potential customers. We are seeing tremendous interest in both ISP’s and WISP’s and have already established and announced a formal working strategic partnership with one of the leading wireless mesh providers that is expected to lead to substantial sales in 2007 and beyond. We already have several units installed with this partner and the results we are achieving are meeting and exceeding all partner and customer expectations. Additionally, we have generated considerable sales in the college and university markets and expect this trend to continue into 2007. We also see a very large and rapidly expanding market in the enterprise space and we will have several evaluation units installed on large potential business opportunities, with major companies, before the end of this year. The company has also licensed some of the features of our proprietary technology to customers serving other markets, and the resultant royalty flow is scheduled to begin in the first quarter of 2007.

In summary, we completed the merger with Netintact of Varburg Sweden on August 18th and purchased the remainder of Netintact Pty Ltd of Melbourne Australia on September 29th. As you might expect, these transactions tied up many of our staff members on both teams and while very time consuming, we still managed to make great business progress and generate solid revenue for the quarter ended September 30th. I believe that it is noteworthy to mention, that we have fully absorbed all of the extraordinary costs of these transactions into our ongoing G&A expenses and you will not see any one time restructuring charges associated with these transactions.

We are off to a great start to this quarter and are excited about how well our new products are being received. We see 2007 as a year of strong market and revenue growth, and moving our new company to break even and profitability before the end of 2007. I am also pleased to tell you that we have made arrangements for all of the working capital we will need to facilitate our anticipated growth. Of course, the key to this solid progress is the commitment, creativeness, dedicated work and loyalty of our people and I am excited about working with our new team as we attack the tremendous opportunity that lies ahead in 2007. Now I would like to turn the meeting over to Mr. Tom Williams, our chief financial officer, who will update you on our quarterly financial results.

Tom Williams

Thank you, Doug.

Our 10Q is now filed and will be available on line shortly. It, of course, contains the financial details of our third quarter operations. I would however, like to take a few minutes of your time to explain these numbers as they could be somewhat difficult to understand due to the transactions that closed during the quarter

But because time is short, I will focus on items in the 10Q that are most relevant in aiding you with an understanding of the Company’s current circumstances as it relates to future performance.

As you are all aware, we have successfully merged with Netintact of Sweden. The merger with Netintact, Sweden closed on August 18th.

We also acquired 100% ownership of Netintact, PTY, an Australian subsidiary of Sweden, conducting sales, marketing and support of the Packet Logic product family, in the PAC Rim, on September 29th.

Thus, the GAAP numbers reported in the Company’s 10Q reflect the combined operations of Procera and Netintact, Sweden since August 18th and the entire combined companies since September 29th - just one day.

Our belief is that the reported numbers will provide you with only limited insight into the company’s Q3 performance as it relates to the future prospects of the Company.

So, I will concentrate on how the company looked in Q3 on a combined basis, which will be how the company will report its results in the current quarter and all future quarters.

The 10Q does provide a report on a pro forma basis showing how Q3 would have turned out had we been consolidated as of July 1st. But it is in a footnote, I believe on Page 6 of the 10Q.

The pro forma Q3 net revenues were $868,744. Of this, $669,938 came from Sweden, Australia and the Pac Rim and $168,836 came from North America.

Gross margins were 73%, and gross margin dollars were $633,686. This gross margin number is expected to improve in future quarters as product mix shifts and revenue increases.

On a pro forma basis, total operating expenses for Q3 were $2,216,000. Of this, $547,000 were non-cash charges relating to stock-based compensation.

G&A expenses included $196,000 in legal and audit charges. Of this we estimate that about $100,000 are non-recurring charges associated directly with the two mergers. As Doug has already told you, we are fully absorbing all of the costs as they are billed and we will not have a one time restructuring charge in front of us.

Taking the stock based compensation and one time charges into account, operating expenses of the combined company for Q3 were $1,569,000. The combined company headcount at the end of the quarter was 43.

We plan for substantial increases in sequential quarterly revenue as we continue to grow in Sweden and Australia and as the North American sales effort comes on line and gains momentum and traction.

Balance Sheet

Our total cash on September 30, 2006 was $1,789,000

Our trade receivables on September 30, 2006 were $859,000

Out inventories on September 30, 2006 were $229,000 - substantially all is finished goods.

Our trade payables on September 30, 2006 were $471,000

We had no material long term liabilities nor bank debt of any sort.

Finally, our plans indicate that we will reach profitability in 2007 and will have working capital that is adequate for the foreseeable future.

In summary, we are pleased with the financial progress that Procera has made during the third quarter while completing the Netintact transactions, and we are on a path to improve this performance this quarter and throughout 2007. We have adequate working capital in place and committed to the company to fund our aggressive growth plans. Now let me turn the call over the Gary Johnson for an update on our sales and marketing activities.

Gary Johnson

Welcome, my name is Gary Johnson. I am the senior VP of WW Sales and Marketing.

Today, the new Procera Networks is a global designer and provider of Next Generation Traffic Management Solutions for Broadband Service Networks. Netintact’s flagship product and technology, PacketLogic, now forms the core of Procera’s product offering. There are over 500 PacketLogic appliances installed at more than 250 Service Providers, Telco’s, Enterprises, Colleges and Universities around the world.

I would like to take a few minutes to familiarize you with our market and products……………..

According to a May 2006 report by International Data Corporation (IDC), a leading provider of information about the telecommunications market, the number of broadband subscribers globally is expected to reach nearly 400 million by 2010, This represents a compound annual growth rate of 14% over the 206 million in 2005. There has been tremendous growth in broadband network access in recent years as both home and business users worldwide demand faster and more reliable access to the Internet.

Because of this ever increasing number of broadband service subscribers there looms an emerging crisis on the network It is characterized by changing patterns of use, new applications, and shifting adoption habits, that are altering the landscape for Internet Service Providers (ISP’s) and Enterprises worldwide.

Triple-play networks (video, voice, and data) are now common, with unrestrained subscriber mobility being increasingly supported. Today’s applications are incorporating voice and video freely as demonstrated by new and increasingly popular applications like; YouTube, Skype, Slingbox, Internet TV, Voice-over-IP, and Internet Gaming. These new applications demand more bandwidth and are less tolerant of network delays. Furthermore, they are becoming harder to detect, often disguising themselves, jumping ports, or encrypting to avoid detection. Unless service providers and enterprises deploy advanced tools to identify, analyze, manage and control all the application traffic on their networks, they will become a victim to poor network performance.

Without the appropriate network traffic management systems a multitude of problems arise. These include an inability to adequately do the following:

•	Identify application viruses, hacker attacks and bandwidth hogs
•	Filter hazardous and unwanted traffic based on Layer 7 (the application layer) properties
•	Limit the non-prioritized traffic, like P2P applications, to secure quality (QoS) for crucial or mission critical applications
•	Optimize utilization of intranet and Wide Area Network (WAN) connections
•	Postpone unnecessary investments in new technology and bandwidth
•	Apply ‘fairness’ policies between users
•	Analyze and optimize network utilization
•	Offer differentiated and personalized broadband services

The impact will be disastrous:
•	For the enterprise, e-mail, CRM, ERP, and other mission-critical applications will degrade, often to unacceptable performance levels.
•	For service providers, lack of network traffic visibility and control forces them to compete with undifferentiated, flat-fee, low cost commoditized service offerings.

To compound matters, regulatory compliance requirements (i.e. CALEA for Homeland Security, CISP for Bank Fraud) will soon mandate service providers to deliver an unprecedented level of visibility, traceability, and accountability over network activity.

In this new, complex network the current approaches of simply adding more bandwidth and/or inspecting packets (a method called deep packet inspection (DPI)) are insufficient. The industry has been lulled to complacency. The dot-com boom led to an overbuilding and overcapacity of bandwidth. Throwing more bandwidth to the problem was the cheap, easy solution. Now, the demand for bandwidth is catching up. And even more alarming is the fact that these new breed of applications behave in such ways, that the havoc they cause can not be addressed or kept in check by simply adding more bandwidth.

Packet inspection solutions like the DPI products currently in the marketplace cannot cope with the new environment. Why? Because tracking packets is like receiving noisy, fragments of a conversation. A packet sampling based approach often leads to incorrect conclusions and identification. This is especially important now because many of these new applications commonly disguise, morph and encrypt themselves to avoid detection.

All these factors led the founders of NetIntact to the realization that a new approach and solution was needed. An advanced system like PacketLogic, and a new, more accurate approach called Deep Flow Inspection (DFI) was developed to most accurately identify, analyze and prioritize traffic on the network, in order to manage tomorrow’s network and compliance requirements.

PacketLogic was purpose built for Service Providers, Telco’s and Broadband Service Networks as a highly scalable, flow-based intelligent network traffic and service management system. The core of the product’s functionality is a proprietary and completely rewritten Linux kernel that enables our superior scalability, and our “network flow” identification engine called DRDL™ (DataStream Recognition Definition Language) that provides the most accurate network traffic identification and control available in the world today.

PacketLogic simply delivers unprecedented control over any broadband service network. Accurate identification and visualization of the traffic in the network is the critical first step to achieving control. Packet Logic’s identification engine and custom kernel are state-of-the-art when it comes to identifying Internet traffic with no latency. DRDL utilizes multiple, Layer 4 to 7 properties and looks as deep as necessary into a new flow, a.k.a. connection or session, to exclude false-positives and to discover tunneling over other protocols. During the identification process, a number of traffic properties are aggregated, including but not limited to; URL, filename, port, protocol, application signature, SIP caller ID and chat channel (for VOIP connections).

DRDL utilizes an approach called Deep Flow Inspection (DFI). That yields significantly more accurate identification of applications when compared to packet-based (only) approaches (DPI). DFI examines the entire bi-directional flow and context so it even detects “disguised”, morphed and encrypted traffic.

Procera is the only company that delivers DFI. The concept is simple;
IF YOU CAN’T IDENTIFY ALLYOUR TRAFFIC VERY ACCURATELY, HOW WILL YOU MANAGE IT?

To summarize, PacketLogic delivers the following unique advantages:

•	PacketLogic’s first software only approach to process network traffic, with no latency using only standard optimized server hardware components. No ASICs or custom hardware.
•	The breakthrough flow-based, bi-directional, full packet inspection approach delivers high-bandwidth processing, with no latency.
•	A proprietary DRDL engine that can identify all traffic, bi-directionally which means:
The most accurate identification of network traffic in the market (99% vs 80%)
… At the most granular level
… With no latency
… At unparalleled scale
•	Unmatched capability to capture new, emerging “signatures” of applications which over time increases our accuracy advantage vs. the competition’s hardware dependent approach.
•
It is also notable, that our customers typically get payback on their investment (ROI) within 3-12 months by reducing maintenance costs, decreasing bandwidth investments, postponing equipment investment and/or enabling new service offerings at premium price points.

Our Market

Procera’s core market is the commercial Broadband Service Providers. This includes ISP’s, Telco’s, Wireless ISP (WiSP’s), FTTx (Fiber-to-the-Home, Fiber-to-the-Premise), and Cable companies.

Additionally, we have customer wins concentrated in certain vertical markets where broadband service deployments are accelerating, particularly utilizing wireless technologies or where compliance mandates value our highly accurate identification methodology. Our go-to-market strategy for these segments is heavily driven through solution, value added resellers, system integrators, OEM’s and channel partners.

These additional segments include:
•	Hospitality and Wireless Hotspots
•	Multi-Tenant Units and Multi-Dwelling Units
•	Municipalities
•	Universities and Colleges
•	Banking (CISP Compliance)
•	Other Compliance Markets (SOX, HIPAA, CALEA, CISP/PCI)

Our Overall Product Distribution Strategy

Procera utilizes its own direct sales force to target the largest broadband service providers, Telco’s, carriers and enterprises. We also leverage a worldwide network of Distributors, VAR’s and System Integrators and OEM’s to penetrate particular geographic regions, and most market segments, including medium to small enterprises and ISP’s. The direct and indirect sales mix varies by geography and target industry.

Finally, there are a handful of OEM and strategic partnerships and alliances currently in place or under investigation. Examples of this include:
•	Embed PacketLogic in Storage (QoS and Logging for Enterprise Storage)
•	Embed PacketLogic in other Enterprise Network appliances (Metro Ethernet, Edge Routers)
•	Embed PacketLogic in Consumer and SOHO - Edge Devices at the Home

In summary, our company in now perfectly positioned. We are in the early stages of a fast growing market with a product that produces benefits that soon will be required by all customers on that market. Our products are superior in functionality, performance, ease of deployment and use.

Service Providers of all sizes and types, around the world, are rapidly realizing that bandwidth management and control is no longer a luxury…….it is now a “must have to survive!

Now about Q3 2006

As a combined company we were able to ship and bill over $900,000 in the quarter,

and although the combined companies were only formally one in mid August, we were able to merge our worldwide Sales and Marketing organizations during that short time. We entered Q4 with a world wide organization and go to market plan for Q4, 06 and 2007.
Our product line now addresses all targeted market segments, with commensurate price points for each size customer in those segments, from our entry level, low cost 5600 product line, to our 7600 and new 10Gig 7650 series for large ISP’s, Telco’s and cable providers. Our prices range from $7 to $150 thousand dollars per appliance.

We have sales offices throughout the US in six regional territories and offices around the world; in Sweden, Spain, Chile, Brazil, Australia and Japan. We now have a worldwide growing network of active channel partners who produced most of our combined third quarter’s revenues.

We have also revised and combined all of our marketing collateral materials, sales and technical training materials and capabilities. We have developed a worldwide 7 by 24 x 365 technical support capability. Our goal (so far met) is to provide these services in higher quality and responsiveness than any and all of our competition.

Finally as most of you have seen from our press releases, we have been signing up new customers and channel partners at an ever increasing rate, around the world. Our product’s acceptance rates have been very high since the merger, especially here in the US. Over half of the time, we do a Webinar or online demonstration, we then receive real onsite evaluation request, and over 75% of those evaluations turn into actual Purchase Orders.

It is also very interesting to again note, that in the entire history of PacketLogic sales, we have replaced our primary competitors gear many times. No customer has, however, pulled out a PacketLogic appliance to replace it with a competitor’s product.

We surely do not win every new deal we compete for, but we are a very formidable competitor and our competitive win ratio is ever improving as we become a more experienced PacketLogic marketing and selling machine.

Reference customers:

For the first time, we have hundreds of reference accounts and the worldwide list is growing daily. Here is a short summary list:

Telco’s: TeliaSonera, SingTel, Telenor….all large international companies with thousands of subscribers

Cable Providers and Large ISPs: Optus, Com Hem, Austar……again each with thousands of subscribers

Small / Medium ISPs & WISP’s: Mesa Networks, Sydkraft, Bamboo Telecom….A few of over 100 domestic and international medium size service providers

Higher Education: Cambridge University, Yonsei University (Korea), Australian Catholic University

Governmental: State of Vermont, and a number of local and National Utilities in Sweden

Enterprise: LG (Lucky Goldstar), Panasonic, Volkswagen……limited but expanding deployments

As Doug said earlier, we are planning significant quarter to quarter top line revenue growth in Q4, 2006 and all of 2007. We also project turning profitable in 2007 and believe we will continue to be able to achieve 75% Plus Gross Margins.

We have turned the corner and are now a full operating company. Sales and Marketing will have to grow substantially in 2007 and 2008 in order to achieve our aggressive growth targets.

We do however, have the numerous competitive advantages I have previously discussed and our strong reference account base, and reputation of high quality, reliability and top notch support should continue to make our selling job easier.

In summary, our company is perfectly positioned in the early stages of a fast growing, newly important worldwide market. We offer superior product functionality, performance, ease of deployment and ease of use. Service providers of all sizes around the world are rapidly realizing that bandwidth management and control is no longer a luxury. It is now a must have to survive.

Thank you again for your attendance and attention. Now I will turn the meeting over to Doug to close.

Doug Glader

I would like to thank you again for joining us today and giving us the opportunity to explain the tremendous opportunity that has been created by our joining forces with the solid team and very innovative and timely products brought to us in our merger with Netintact. We are very encouraged by our initial successes and believe that 2007 will be a very good one for our company. Indeed we have much to be thankful for this year and we hope that all of you have a great Thanksgiving with your families. Thanks again.